Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Administrative Board
Elster Group SE:
We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report refers to a change in the method of accounting for business combinations.
KPMG AG
Wirtschaftsprüfungsgesellschaft
Frankfurt am Main, Germany
September 13, 2010